                                 EXHIBIT 99.2

        EXECUTIVE OFFICERS AND DIRECTORS CMS ADVISERS INC. ("CMS INC.")

                  The name and present principal occupation or employment of each of the executive officers and directors of CMS Inc. is set forth below. The business address of each such person is c/o CoMac Partners, L.P., 1 Greenwich Office Park, 3d Floor, Greenwich, CT 06831.


Name and Positions Held                             Present Principal Occupation or Employment
-----------------------                             ------------------------------------------
Christopher M. Mackey, Co-Chairman, Secretary and
Director                                            Co-Chairman and  Secretary of CoMac Inc. and CMS Advisers Inc.

Paul J. Coughlin, III, Co-Chairman, Treasurer and
Director                                            Co-Chairman and Treasurer of CoMac Inc. and CMS Advisers Inc.